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                                                                      EXHIBIT 11

                    SUNRISE PRESCHOOLS, INC. AND SUBSIDIARY

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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                                                                                              Three Months Ended
                                                           Year Ended July 31,                 October 31, 1995
                                                      ------------------------------      --------------------------
                                                         1995                1994            1995            1994
                                                      ----------          ----------      ----------      ----------
PRIMARY:

Common shares outstanding, beginning
   of year .................................           2,435,894           2,435,894       2,935,894       2,435,894

Effect of weighting shares:

   Employee stock options outstanding ......              18,072               5,550         283,893           5,771

   Effect of warrant exercise ..............             166,666                --              --              --

   Assumed exercise of warrants ............                --                53,571         118,009          13,050
                                                      ----------          ----------      ----------      ----------

Weighted average number of common
   shares and common share equivalents
   outstanding .............................           2,620,632           2,495,015       3,337,796       2,454,715
                                                      ==========          ==========      ==========      ==========

Net income available for common stock ......          $  756,852          $  830,649      $   59,200      $  233,221
                                                      ==========          ==========      ==========      ==========
Net income per common share and
   common share equivalent .................          $      .29          $      .33      $      .02      $      .10
                                                      ==========          ==========      ==========      ==========

FULLY DILUTED:

Common shares outstanding, beginning
   of year .................................           2,435,894           2,435,894       2,935,894       2,435,894

Effect of weighting shares:

   Employee stock options outstanding ......              85,907               9,199         283,893           5,771

   Effect of warrant exercise ..............             186,274                --              --              --

   Assumed exercise of warrants ............                --               100,000         118,009          13,050

   Assumed conversion of preferred stock ...             500,000             500,000         500,000         500,000
                                                      ----------          ----------      ----------      ----------

Weighted average number of common
   shares and common share equivalents
   outstanding .............................           3,208,075           3,045,093       3,837,796       2,954,715
                                                      ==========          ==========      ==========      ==========
Net income available for common stock ......          $  806,852          $  880,649      $   71,700      $  245,721
                                                      ==========          ==========      ==========      ==========

Net income per common share and
   common share equivalent .................          $      .25          $      .29      $      .02      $      .08
                                                      ==========          ==========      ==========      ==========
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